EXECUTION VERSION
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                               SUPPORT AGREEMENT

                                     by and

                                      among

                            GLOBAL CROSSING LIMITED,

                                       and

                       MORGAN STANLEY & CO., INCORPORATED


                          DATED AS OF OCTOBER 25, 2006



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                                SUPPORT AGREEMENT

          SUPPORT AGREEMENT, dated as of October 25, 2006 (this "AGREEMENT"), by and among Global Crossing Limited, a Bermuda corporation ("PARENT"), and Morgan Stanley & Co., Incorporated, a Delaware corporation (the "STOCKHOLDER").

          WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, IMPSAT Fiber Networks, Inc., a Delaware corporation (the "COMPANY"), and GC Crystal Acquisition, Inc., a Delaware corporation and indirect wholly owned subsidiary of Parent ("MERGERCO"), are entering into an Agreement and Plan of Merger (as the same may be amended, varied, novated, modified supplemented or restated from time to time, the "MERGER AGREEMENT") (terms used but not defined herein shall have the meanings set forth in the Merger Agreement) pursuant to which MergerCo will be merged with and into the Company with the Company as the surviving corporation (the "MERGER");

          WHEREAS, as of the date hereof, the Stockholder is the record and beneficial owner (for purposes of this Agreement, "beneficial owner" (including "beneficially own" and other correlative terms) shall have the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "EXCHANGE ACT")) of the number and type of shares of Company Stock, Company Options, Company Notes and Company Warrants set forth opposite Stockholder's name on Schedule I hereto (such shares of Company Stock, Company Options, Company Notes and Company Warrants, together with any other equity securities of the Company, the power to dispose or the voting power over which is acquired by Stockholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, collectively, the "SUBJECT SHARES");

          WHEREAS, as a condition to and as an inducement to Parent's willingness to enter into the Merger Agreement, Stockholder is entering into this Agreement concurrently with the execution and delivery of the Merger Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound, the parties agree as follows:

                                   ARTICLE I
                                 VOTING MATTERS

          Section 1.1 AGREEMENT TO VOTE. Stockholder hereby agrees that, from and after the date hereof until the termination of this Agreement, at any meeting of the stockholders of the Company and at any postponement or adjournment thereof, and in any action by written consent of the stockholders of the Company, Stockholder shall vote or consent (or cause to be voted or consented), in person or by proxy, all the Subject Shares beneficially owned by Stockholder (i) in favor of (a) the approval and adoption of the Merger Agreement and (b) any actions necessary to consummate the Merger on the terms and subject to the conditions of the Merger Agreement or necessary to consummate any of the other


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transactions contemplated by the Merger Agreement, (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of the Stockholder or under this Agreement, and (iii) except as otherwise agreed in writing by Parent, against any action, agreement, transaction or proposal that would reasonably be expected to result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled or that is intended, or would reasonably be expected to prevent, impede, interfere with, delay or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

          Section 1.2 PROXIES. If, and only if, Stockholder fails to comply with the provisions of Section 1.1, the Stockholder agrees that such failure shall result, without any further action by the Stockholder and effective as of the date of any such failure, in the appointment of Parent and each of its executive officers from and after the date of determination of such failure until the termination of this Agreement as the Stockholder's attorney, agent and proxy, with full power of substitution, to vote and otherwise act with respect to all of the Stockholder's Subject Shares, at any meeting of the Stockholders of the Company, however called, and in any action by consent of the Stockholders of the Company, on the matters and in the manner specified in Section 1.1 hereof. This power of attorney and proxy is irrevocable during the term of this Agreement and coupled with an interest and, to the extent permitted under applicable Law, shall be valid and binding on any Person to whom the Stockholder may transfer any of its Subject Shares in breach of, or in accordance with, this Agreement. Stockholder hereby revokes any and all previous proxies granted that may conflict or be inconsistent with the matters set forth in Section 1.1 above and Stockholder agrees not to, directly or indirectly, grant any proxy or power of attorney with respect to the matters set forth in Section 1.1 above.

          Section 1.3 COMPANY NOTE. Stockholder hereby agrees to validly tender pursuant to and in accordance with the terms of the Offer to Purchase (as contemplated in the Merger Agreement), as soon as practicable after commencement but in no event later than the scheduled expiration date of the Offer to Purchase, all of the outstanding Company Notes beneficially owned by the Stockholder; provided in any event that the total consideration received by the Stockholder for each such Company Note (but, for the avoidance of doubt, not any related consent) is no less than the total consideration received by any other holder of Company Notes in respect of such Company Notes (excluding any related consents).

          Section 1.4 WAIVER OF APPRAISAL RIGHTS AND CLAIMS. Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger and the transactions contemplated by the Merger Agreement that the Stockholder may have. At the Effective Time, other than in the case of fraud, Stockholder hereby releases and discharges Parent, the Company, and each of their respective Subsidiaries from any and all claims, fees, demands, costs, damages, liabilities, obligations, expenditures, remedies, liens, rights to arbitration, rights of action and/or causes of action of any nature whatsoever, whether known or unknown, foreseeable or unforeseeable, that Stockholder has, may have or might assert against Parent, the Company or any of their respective Subsidiaries arising prior to the Effective Time as a result of being a shareholder of the Company or any of its Subsidiaries or a creditor of the Company or its Subsidiaries, or in connection with the Offer to Purchase, the



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execution and delivery of the Merger Agreement or the consummation of the Merger and the transactions contemplated thereby.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

          Stockholder hereby represents and warrants to the Company as follows with respect to itself only:

          Section 2.1 EXISTENCE; AUTHORIZATION. Stockholder, if not an individual, is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its organization or formation. Stockholder has all requisite capacity, power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Stockholder and assuming due execution and delivery by Parent, this Agreement constitutes a legal, valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms.

          Section 2.2 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

               (a) The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, (i) conflict with or violate the certificate of incorporation, limited liability company agreement or equivalent organizational documents, as the case may be, of Stockholder, (ii) conflict with or violate any applicable Law by which Stockholder is bound or affected or (iii) result in any breach of, or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any Subject Shares (other than pursuant to this Agreement) pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation of Stockholder (including any trust agreement, voting agreement, stockholders agreement or voting trust), except for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to prevent or materially delay the ability of Stockholder to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

               (b) The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder shall not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity by Stockholder, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to prevent or materially delay the ability of Stockholder to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement, and except for any items referred to in Section 2.3 of the Merger Agreement or
Schedule 2.3(b) of the Disclosure Letter.


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          Section 2.3 OWNERSHIP OF SUBJECT SHARES. Stockholder is the record and beneficial owner of, and has good, valid and marketable title to, the Subject Shares set forth opposite its name on Schedule I. Stockholder has sole voting power, and sole power of disposition, with respect to all of its Subject Shares. The Subject Shares owned by Stockholder are all of the equity securities of the Company and Company Notes beneficially owned by Stockholder as of the date hereof. The Subject Shares owned by Stockholder are free and clear of all Liens, other than any Liens created by this Agreement. The Stockholder has not appointed or granted any proxy inconsistent with this Agreement, which appointment or grant is still effective, with respect to the Subject Shares.

                                  ARTICLE III
                          COVENANTS OF THE STOCKHOLDERS

          Stockholder hereby covenants and agrees as follows:

          Section 3.1 RESTRICTION ON TRANSFER OF SHARES. Stockholder shall not, directly or indirectly: (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) or enter into any Contract, option, derivative, hedging or other arrangement or understanding (including any profit-sharing arrangement) with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of (any of the foregoing, a "TRANSFER"), any or all of the Subject Shares or any interest therein, except to any Affiliate of Stockholder who agrees in writing to be bound by the terms of this Agreement and except for Transfers of the Company Notes pursuant to the Offer to Purchase contemplated by the Merger Agreement, (ii) grant any proxies or powers of attorney, deposit any of the Subject Shares into a voting trust or enter into any other voting arrangement or permit to exist any Lien of any nature whatsoever with respect to the Subject Shares (other than any Liens created by or arising under this Agreement or existing by operation of law) or
(iii) commit or agree to take any of the foregoing actions.

          Section 3.2 INCONSISTENT AGREEMENTS. Stockholder agrees that it shall not enter into any agreement or understanding or make any commitment with any Person that would violate any provision or agreement contained in this Agreement. Section 3.3 Certain Events. To the extent permitted by applicable Law, Stockholder agrees that this Agreement and the obligations hereunder are intended to attach to the Subject Shares and shall be binding upon any Person or entity to which legal or beneficial ownership of the Subject Shares shall pass, whether by operation of law or otherwise, including the Stockholder's administrators, successors or receivers.

          Section 3.4 COOPERATION WITH TRANSACTION. Stockholder agrees to provide any information concerning Stockholder reasonably requested by the Company or Parent that is required in any regulatory application or filing made, or approval sought, in connection with the Merger.

          Section 3.5 ADDITIONAL PURCHASES. Stockholder agrees that in the event
(a) any shares of Company Stock or other equity securities of the Company are issued pursuant


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to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting the Subject Shares of Stockholder or otherwise; (b) Stockholder purchases or otherwise acquires beneficial ownership of any shares of Company Stock or other equity securities of the Company after the execution of this Agreement; or (c) Stockholder acquires the right to vote or share in the voting of any shares of Company Stock or other equity securities of the Company after the execution of this Agreement (such Company Stock or other equity securities of the Company, collectively, the "NEW SHARES"), Stockholder agrees to vote such New Shares in the same manner as the Subject Shares and agrees that any such New Shares shall be subject to the same restrictions as the Subject Shares as set forth in this Agreement. Stockholder also agrees that any New Shares acquired or purchased by Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted Subject Shares. Notwithstanding the foregoing, Stockholder agrees that it will not acquire beneficial ownership of any Company Notes following the date of this Agreement.

          Section 3.6 NON-SOLICITATION. The Stockholder hereby agrees to be bound by and subject to the provisions set forth in Sections 4.8(a), (c) and (d) of the Merger Agreement as such provisions apply to the Company. Notwithstanding the foregoing, this provision shall not restrict any employee of the Stockholder or of any of its affiliates that is an officer or director of the Company from acting in such Person's capacity as an officer or director of the Company.

                                   ARTICLE IV
                                  MISCELLANEOUS

          Section 4.1 TERMINATION. Except with respect to Section 4.15 and this
Article IV, this Agreement shall automatically terminate, and none of the Company or any Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect, upon the earliest to occur of (a) the Effective Time and (b) the date of termination of the Merger Agreement in accordance with its terms. Notwithstanding the foregoing, no such termination shall relieve any party hereto of any liability for damages resulting from any breach of this Agreement (which breach, and liability therefor, shall not be affected by termination of this Agreement).

          Section 4.2 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement shall survive the termination of this Agreement.

          Section 4.3 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or delivered by a nationally recognized overnight courier service to the parties hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

     If to the Parent,

     Global Crossing Limited



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     200 Park Avenue
     Florham Park, New Jersey 07932
     Attention:  John McShane
     Office of the General Counsel
     Fax:  (973) 360-0538
     Telephone:  (973) 937-0100

     with a copy to:

     Latham & Watkins LLP
     885 Third Avenue
     Suite 1000
     New York, New York 10022
     Attention:  David S. Allinson, Esq.
                 James Gorton, Esq.
     Fax:  (212) 751-4864
     Telephone:  (212) 906-1200

     If to the Stockholder, to the address listed on Schedule I.

          Section 4.4 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          Section 4.5 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

          Section 4.6 ENTIRE AGREEMENT. This Agreement and the Merger Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

          Section 4.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.

          Section 4.8 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any



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other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          Section 4.9 MUTUAL DRAFTING. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing this Agreement to be drafted.

          Section 4.10 GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF TRIAL BY JURY.

               (a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law rules of such state. All Actions arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of Delaware

               (b) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any Action arising out of or relating to this Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

               (c) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other Action relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 4.10 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

          Section 4.11 AMENDMENT: WAIVER. No provision of this Agreement may be waived unless in writing signed by all of the parties to this Agreement, and the waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision. This Agreement may be amended, supplemented or otherwise modified only by a written agreement executed by all of the parties to this Agreement.

          Section 4.12 FURTHER ASSURANCES. From time to time, at any other party's reasonable request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to carry out and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

          Section 4.13 SPECIFIC PERFORMANCE. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties hereto acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to seek a decree of specific performance; PROVIDED, that such party hereto was not in material breach of its representations, warranties, covenants and agreements hereunder at the time of the other party's material breach of its representations, warranties, covenants and


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agreements under this Agreement. The parties hereto agree that if any party shall have failed to perform its obligations under this Agreement, then the party hereto seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to seek specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that any party hereto may have against another party hereto for any failure to perform its obligations under this Agreement.

          Section 4.14 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          Section 4.15 WIRE TRANSFER. Parent shall (and shall instruct the Company to) take all action necessary to ensure that Stockholder has a reasonable opportunity to complete a Letter of Transmittal prior to Closing and to deliver such Letter of Transmittal to the Paying Agent at the Closing. Subject to the delivery by Stockholder of a completed Letter of Transmittal, Parent shall instruct the Company to instruct the Paying Agent to deliver to the Stockholder the Merger Consideration to which it is entitled, as well as the payment for any Company Notes tendered by it, by wire transfer on the Closing Date.

                            [Signature page follows.]


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          IN WITNESS WHEREOF, each of the parties hereto have executed this
Agreement as of the date first above written.


                                  GLOBAL CROSSING LIMITED


                                  By: /s/  Mitchell Sussis
                                      -----------------------
                                      Name:   Mitchell Sussis
                                      Title:  SVP


                                  MORGAN STANLEY & CO.,
                                  INCORPORATED


                                  By: /s/ James E. Bolin
                                      -----------------------
                                      Name:   James E. Bolin
                                      Title:  Managing Director


                     [SIGNATURE PAGE TO SUPPORT AGREEMENT]